EXHIBIT Q
                            ---------

                WYNNCHURCH CAPITAL PARTNERS, L.P.
            WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.
                         Two Conway Park
                   150 Field Drive, Suite 165
                  Lake Forest, Illinois  60045
                                                   August 8, 2002
Fleet Capital Corporation
One Federal Street
Mail Stop MA DE 10307X
Boston, Massachusetts  02106
Attn: Christopher Godfrey

Ladies and Gentlemen:

Reference is made to (i) the Credit and Security Agreement dated as of January 31, 2002 (the "Credit Agreement") among Alternative Resources Corporation, ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers Inc., as co-borrowers (the "Borrowers") and Fleet Capital Corporation, as lender (the "Lender"), (ii) the Subordination and Intercreditor Agreement dated as of January 31, 2002 (the "Subordination and Intercreditor Agreement") among Wynnchurch Capital Partners, L.P., Wynnchurch Capital Partners Canada, L.P. (collectively, "Wynnchurch"), the Borrowers and the Lender, and (iii) the First Amendment to Credit Agreement and Waiver dated as of August 8, 2002 among the Borrowers and the Lender (the "First Amendment"). Unless otherwise defined herein, capitalized terms used herein as defined terms have the meanings ascribed thereto in the Credit Agreement.

Wynnchurch acknowledges that (i) an Event of Default has occurred and is continuing under the Credit Agreement as a result of the Borrower's failure to satisfy the Fixed Charge Coverage Ratio covenant set forth in Section 8.10(b) of the Credit Agreement for the period of two fiscal quarters ended June 30, 2002 (the "June 30, 2002 Event of Default"), and (ii) pursuant to the First Amendment, the Lender has agreed to waive the June 30, 2002 Event of Default and to amend certain provisions of the Credit Agreement as more fully set forth in the First Amendment. Wynnchurch further acknowledges that the execution and delivery by Wynnchurch of (x) a written waiver with respect to the existing defaults of the Borrowers under the Subordinated Debt Documents and the amendment of the financial covenants set forth in the Subordinated Debt Documents, and (y) this acknowledgement letter, are conditions precedent to the effectiveness of the First Amendment.

Accordingly, to induce the Lender to enter into the First Amendment and to enable the Borrowers to satisfy the conditions precedent to the effectiveness of the First Amendment, Wynnchurch hereby (i) confirms that Wynnchurch has executed and delivered to the Borrowers a written amendment and waiver with respect to the existing defaults under and financial covenant provisions contained in the Subordinated Debt Documents, (ii) executes and delivers to the Lender this acknowledgement letter, and (iii) further covenants and agrees that notwithstanding anything to contrary contained in the Wynnchurch Subordinated Notes, any other Subordinated Debt Document, the Credit Agreement, the Subordination and Intercreditor Agreement or any other Loan Document, the Borrowers shall not be required to pay to Wynnchurch, and Wynnchurch shall not accept from the Borrowers, any cash payments of interest owed with respect to the Wynnchurch Subordinated Notes for any period from and after June 1, 2002 unless and until such time as the Lender receives from the Borrowers a Compliance Certificate for the fiscal quarter of the Borrowers ending December 31, 2002 or any subsequent quarterly period, demonstrating that immediately prior to and after giving effect to each contemplated cash payment of interest in respect of the Wynnchurch Subordinated Notes, no Event of Default shall have occurred and be continuing under the Credit Agreement and the Borrowers shall be in full compliance with the financial covenants set forth in the Credit Agreement, as amended by the First Amendment.
                              Exhibits:  Page 7

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                              Very truly yours,


                              WYNNCHURCH CAPITAL PARTNERS, L.P.

                              By: Wynnchurch Partners, L.P., its
                                  general partner

                                  By:  Wynnchurch Management Inc.,
                                       its general partner


                                       By: /s/ John Hatherly
                                           -----------------
                                       Name: John Hatherly
                                       Title: President

                              WYNNCHURCH CAPITAL PARTNERS
                              CANADA, L.P.

                              By: Wynnchurch Partners Canada,
                                  L.P., its general partner

                                  By:  Wynnchurch GP Canada, Inc.,
                                       its general partner


                                  By: /s/ John Hatherly
                                      -----------------
                                  Name: John Hatherly
                                  Title: President

ACKNOWLEDGED AND AGREED:

ALTERNATIVE RESOURCES CORPORATION,
individually and on behalf of
the other Borrowers


By: /s/ Steven Purcell
    ------------------

Name: Steven Purcell
Title: Chief Financial Officer

                              Exhibits:  Page 8

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